EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of October, 2014, by and among Michael Friess (“Friess”), Sanford Schwartz (“Schwartz”), Nick Boosalis (“Boosalis”), Desfaire, Inc., a Minnesota corporation (“Desfaire”), The Boosalis Group, Inc., a Minnesota corporation  (“The Boosalis Group”; each a “Seller” and collectively, the “Sellers”) and Evolutionary Genomics, Inc. (the “Buyer”).

W I T N E S S E T H:

WHEREAS, on June 6, 2014 Sellers and Buyer entered into (i) an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) between the Company (as defined below), or a wholly owned subsidiary of the Company, and each of  the Buyer and EG I, LLC, (ii) a Securities Purchase Agreement by and among the Buyer, Friess and Schwartz and (iii) a Securities Purchase Option Agreement by and among the Buyer, Boosalis, Desfaire and The Boosalis Group ((ii) and (iii) are the “June 6th Agreements”); and

WHEREAS, the June 6th Agreements each contained an option to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of Fona,  Inc., a Nevada corporation (the “Company”; such options the “Options”), and

WHEREAS, Sellers desire to sell and Buyer desires to purchase, in the aggregate, 5,201,423 shares (in the amounts appearing next to each Seller’s name on Schedule A hereto, the “Shares”) of Common Stock of the Company, in each case on the terms and subject to the conditions set forth herein, and Sellers and Buyers wish to amend the June 6th Agreements to cancel the Options (collectively, the “Transaction”), and

WHEREAS, in connection with the Transaction and the resulting change in control of the Company, Buyers and Sellers wish to make certain changes to the Company’s governance structure, including the appointment of and resignation of certain of the Company’s officers and directors, which shall require the filing of a Schedule 14F-1 with the Securities and Exchange Commission, and

NOW, THEREFORE, in consideration of the agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Sale of the Shares.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Sellers agree to sell, transfer and convey the Shares to the Buyer, and the Buyer agrees to purchase the Shares from the Sellers, for an aggregate purchase price of $110,000 (the “Purchase Price”).  The Shares shall be purchased and sold in the amounts set forth on Schedule A hereto.

2.

Option Cancellation.   The Sellers and the Buyer hereby agree to amend the June 6th Agreements to cancel the Options. For clarity, no Common Stock retained by any Seller hereunder shall remain subject to the Options.  The June 6th Agreements shall otherwise remain in full force and effect.

3.

Closing.

(a)

The purchase and sale of the Shares and the cancellation of the Options shall take place at a closing (the “Closing”), to be held promptly following the fulfillment of the conditions to closing set forth in Section 7 of this Agreement, at such place as shall be determined by the Buyer and the Sellers.  The date on which the Closing occurs is herein referred to as the “Closing Date.”  The Closing may be undertaken remotely by exchange of electronic documents (other than certificates for the Shares).

(b)

At the Closing:

(i)

The Sellers shall cause to be delivered to the Buyer, a certificate or certificates representing the aggregate number of Shares purchased by the Buyer, duly endorsed and accompanied by customary instruments of transfer.

(ii)

The Buyer shall have paid to the Sellers the Purchase Price for the Shares by wire transfer of immediately available funds.

(c)

At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the Transaction.

(d)

All representations, covenants and warranties of the Buyer and Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

4.

Representations and Warranties of Sellers regarding the Shares and this Agreement. Sellers severally represent and warrant to the Buyer that:

(a)

Sellers have good and valid title to the Shares, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and restrictions.

(b)

The execution, delivery and performance by Sellers of this Agreement is within the Sellers’ legal right, power and capacity, and does not and will not contravene, or constitute a default under, any provision of any agreement, judgment, injunction, order decree or other instrument to which any Seller is a party or by which any Seller or any of its properties are bound.

(c)

The Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any applicable foreign, federal or state securities laws or the Company’s articles of incorporation or bylaws.

(d)

The Sellers have authorized the execution and delivery of the Agreement hereby and have approved the Transaction.

(e)

The execution of this Agreement and the consummation of the Transaction will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which the Sellers are a party or to which any of their properties or operations are subject.

5.

[intentionally omitted]

6.

Representations and Warranties of Buyer.  Each Buyer, severally and not jointly, represents to the Sellers that:

(a)

The Shares are being acquired for Buyer’s own account, not as nominee or agent, for investment purposes only and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or any other law, rule or regulation, foreign or domestic.  Such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or any other law, rule or regulation, foreign or domestic.

(b)

Buyer did not learn of the investment in the Shares as a result of any public advertising or general solicitation, and is not aware of any public advertisement or general solicitation in respect of the Company or its securities.

(c)

Buyer is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of this investment and to make an informed decision relating thereto.

(d)

The execution, delivery and performance by such Buyer of this Agreement is within the such Buyer’s legal right, power and capacity, requires no action by or in respect of or filing with, any governmental body, agency or official and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order decree or other instrument to which such Buyer is a party or by which any of his properties is bound.

7.

Conditions to Buyer’ Obligations.  The obligations of the Buyer under this Agreement are subject to the satisfaction or valid waiver by the Buyer of the following conditions.

(a)

The representations and warranties made by the Sellers in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

(b)

All authorizations, approvals and permits required to be obtained from or made with any governmental entity in order to consummate the Transaction and all consents from third persons that are required in connection with the Transaction shall have been obtained or made.

(c)

Buyer have completed its due diligence investigation of the Shares, and the results of such investigation are satisfactory to Buyer in its sole discretion.

(d)

The resignation of Friess as President and Chief Executive Officer of the Company and as director of the Company effective as of the Closing Date.

(e)

The resignation of Schwartz as Vice President and as director of the Company effective as of the Closing Date.

(f)

The appointment of  Virginia Orndorff and Mark Boggess to serve as directors of the Company, effective 10 days after the Company’s filing with the Securities and Exchange Commission of a Schedule 14F-1.

(g)

The appointment of  Steve B. Warnecke to serve as President and Chief Executive Officer of the Company, effective on the Closing Date.

(h)

The appointment of Walter Messier to serve as Secretary and Treasurer of the Company, effective on the Closing Date.

8.

Miscellaneous.

(a)

This Agreement embodies the entire agreement and understanding between the Sellers and Buyer with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(b)

The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

(c)

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)

The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

(e)

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of State of New York as if performed wholly within the borders of such state and without giving effect to the conflict of law principles thereof.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court sitting in New York County, New York in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal or state court sitting in New York County, New York.

(f)

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)

The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(h)

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i)

The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

(j)

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or faxed or, if mailed, five business days after the date of mailing to the following address or fax number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

if to Sellers, to:

Michael Friess

2356 Tamarack Avenue

Boulder, Colorado 80304

And

The Boosalis Group, Inc.

212 2nd Street SE, Suite 224

Minneapolis, MN 55414

Attn: Nick Boosalis

if to Buyer, to:

Evolutionary Genomics, Inc.

1026 Anaconda Drive

Castle Rock, CO 80108

Attention: Steve Warnecke

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attention:  Barry I. Grossman, Esq.

Fax Number: (212) 370-7889

(k)

All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, for a period of one year from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

(l)

Each Seller will severally (and not jointly) indemnify and hold Buyer harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Buyer may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Seller in this Agreement.

(m)

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in federal or state court sitting in New York County, New York, this being in addition to any other remedy to which they are entitled at law or in equity.

(n)

Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under this Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the date and year first above written.

SELLERS:

Michael Friess

Sanford Schwartz

THE BOOSALIS GROUP, INC.

By:
Name:	Nick T. Boosalis
Title:	Chief Executive Officer

DESFAIRE, INC.

By:
Name:	Nick T. Boosalis
Title:	Chief Executive Officer

Nick Boosalis, individually

BUYER:

EVOLUTIONARY GENOMICS, INC.

By:
Name:	Steve Warnecke
Title:	President

SCHEDULE A

Schedule of Sellers and Buyer

Sellers

Name	Total Shares Held	Shares Sold	Shares Retained	Proceeds to be Received
Michael Friess	1,611,475	1,530,901	80,574	$32,375.58
Sanford Schwartz	1,611,475	1,530,901	80,574	$32,375.59
Nick T. Boosalis	534,194	421,582	112,612	$8,915.64
The Boosalis Group, Inc.	618,039	618,039	0	$13,070.33
Desfaire, Inc.	1,100,000	1,100,000	0	$23,262.86

Total	5,475,183	5,201,423	273,760	$110,000

Buyer

Name	Number of Shares to be Purchased	Portion of Aggregate Purchase Price
Evolutionary Genomics	5,201,423	$110,000

Total	5,201,423	$110,000